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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the following registration statements:

  (1)
  Registration Statement (Form S-3 No. 333-198889) of Envision Healthcare Holdings, Inc.; and

  (2)
  Registration Statement (Form S-8 No. 333-190696) pertaining to the Amended and Restated CDRT Holding Corporation Stock Incentive Plan and Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan

        of our report dated March 2, 2015, with respect to the consolidated financial statements and schedule of Envision Healthcare Holdings, Inc., and the effectiveness of internal control over financial reporting of Envision Healthcare Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Denver, Colorado
March 2, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm